Exhibit 10.17
[Letterhead & Logo
75 Tri-State International
Suite 222
Lincolnshire, Illinois 60069
708-317-2400
FAX: 807-317-1900

Morgan Products Ltd.]


Mr. Peter Balint
1720 Crestview Drive
Wausau, WI 54403

Dear Pete,

This will confirm our discussion concerning your employment arrangement with Morgan Products Ltd.

     - Your title will be President - Morgan Manufacturing. In addition to Morgan Manufacturing, you will also have responsibility for Morgan National Accounts. You will be a corporate officer in these capacities reporting directly to me.

     - Your base salary will be $7,693 bi-weekly, which on an annualized basis is approximately $200,000.

     - You will be a participant in our Executive Performance Incentive Plan which has a target of 50% and a maximum of 70% of your base salary. One half of your bonus will be determined on the basis of the corporation's performance to its Cash Flow Return on Investment (CFOI) objective, and the other half will be on the basis of Morgan Manufacturing's CFOI performance. For 1995, your bonus will be calculated on those salary dollars earned in this calendar year with a guaranteed minimum bonus of $40,000.

     - You will be eligible for the same benefit package as all other senior executives. That package includes health and dental coverage, life insurance, travel accident insurance, long-term disability, and a 401(K) savings and profit sharing plan. We also have a deferred compensation program in which you will be eligible to participate.

     - During this calendar year, you will be eligible for two (2) weeks of vacation. Beginning in 1996, you will be eligible for four (4) weeks of vacation.

     - Expenses associated with moving, home sale and home purchase, and temporary living will be handled in accordance with Morgan Products Ltd. Employee Relocation policy.

     - You will be eligible for an initial offering of 50,000 shares of stock options which will vest over a two year period. The first 33-1/3% will be made available following the May 17, 1995 meeting of the Board of Directors. The price for the options shall be the market price on the day the Board approves the option grant. The second and third vesting at 33-1/3% each shall follow at twelve (12) and twenty-four (24) months respectively.

     - If you are terminated at any time during the next twenty-four (24) month period, you will be eligible for severance pay equal to your bi-weekly base pay then in effect payable over the balance of the twenty-four (24) month period or for twelve (12) months, whichever is greater. After twenty-four (24) months, you will be eligible for twelve (12) months of bi-weekly pay in the event of termination. This severance arrangement will not be applicable if your employment is terminated for cause, or because of death, disability, voluntary retirement, or resignation.

     - You are eligible for a Company-provided automobile (Buick Park Avenue, or equivalent), which will be grossed up for personal use so as to off-set the tax impact.

     - The Company will also provide you with a Company-paid country club membership.

Pete, I believe this covers all the items we discussed. While we have expanded the scope of the position from our earlier discussions, I am confident that you can provide the leadership on the Manufacturing side as well as in the National Accounts area. As we have discussed, it is critical that we move quickly to develop and implement category management and other new program initiatives that will enable us to be a more viable and profitable player with the large retailers.

I believe there are some tremendous opportunities for Morgan, and I am looking forward to you being on our team. If you have any questions on any of the various programs above, please contact Dennis Hood.

Best Regards,


Larry R. Robinette
President
Chief Executive Officer

cc:  Dennis C. Hood